Exhibit (a)(1)(D)

Form of E-mail Regarding Offer Website Eligible Employee Login Information

Dear Polycom Employee:

This is to inform you that your password for the Polycom offer website is: [PASSWORD].

As a reminder, your login is your six digit Employee ID (including any leading zeroes). Once you login, you will be required to change your password. The offer website address is:

https://polycom.equitybenefits.com

Questions or requests for assistance should be made by email to OptionExchangeQuestions@Polycom.com.